Wachovia Bank, N.A.

Broward Commercial Banking

FL7512

350 East Las Olas Boulevard

Suite 1800

Fort Lauderdale, FL 33301

October 27, 2009

WACHOVIA

Anthony M. Puleo

Senior Vice President

Chief Financial Officer and Treasurer

Bluegreen Corporation

4960 Conference Way North

Suite 100

Boca Raton, FL 33431

RE:

Promissory Note from Bluegreen Corporation (“Borrower”) to Wachovia Bank, National Association (“Wachovia”) in the original principal amount of $15,700,000.00 dated July 30, 2009, including any amendments (the “Note”). Obligor # 0897954276 Obligation #34

Dear Mr. Puleo:

          Wachovia has agreed to extend the term of the Note, which will mature or has matured on October 30, 2009. Accordingly, this letter shall constitute Wachovia’s agreement and formal notice to you, as follows:

Extension. Wachovia hereby extends, on the same terms and conditions as presently in effect, the maturity of the Note to December 15, 2009, at which time the outstanding principal balance, accrued interest and all other amounts due under the Note shall become due and payable. All periodic payments required under the Note shall be made during this extension period.

No Other Changes. Extension on the maturity date as stated herein is the only change to the Note. Except as extended by this letter, the Note and all other Loan Documents (as defined in the Note) shall continue in full force and effect. Shall you have any questions, do not hesitate to call.

Very truly yours,

Wachovia Bank, National Association

By:	/s/ Karen J. Leikert
Karen J. Leikert, Senior Vice President